UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2012

AMERICAN MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1614 15th Street, Suite 300
Denver, Colorado 80202	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 457-6060

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 16, 2012, the board of directors (the “Board”) of American Midstream GP, LLC (the “General Partner”), the general partner of American Midstream Partners, LP (the “Partnership”) has appointed Daniel C. Campbell as the General Partner’s Senior Vice President and Chief Financial Officer.

In connection with Mr. Campbell’s appointment, effective as of April 16, 2012, Mr. Campbell will take over responsibility as the principal financial officer replacing Sandra M. Flower in that position.

Prior to joining American Midstream, Mr. Campbell, age 41, served in financial leadership roles at MarkWest Energy Partners, LP from 2006 to 2012, including Vice President of Finance and Treasurer, and Assistant Treasurer and Investor Relations Officer. While at MarkWest, his primary responsibilities included finance/capital markets; treasury management; investor relations; property, casualty, and D&O insurance; and long-term financial planning. Prior to MarkWest, Mr. Campbell served in various capacities at TeleTech Holdings, Inc. headquartered in Denver, Colorado, including Chief Financial Officer of TeleTech Latin America as well as senior roles in strategic planning, treasury, finance, and investor relations. Mr. Campbell began his career at Arthur Andersen LLP and he received B.S. and Masters degrees in Accounting from Brigham Young University.

In connection with his appointment, the General Partner entered into an employment agreement with Mr. Campbell on April 2, 2012. Mr. Campbell’s employment agreement has an initial term of two years, which will be automatically extended for successive one year terms until either party elects to terminate the agreement by giving written notice at least 90 days prior to the end of the expiration of the initial or extended term, as applicable. Mr. Campbell’s annual base salary under the employment agreement is $235,000, with a target bonus of 75% of the base salary, or $176,250. The employment agreement provides that the base salary may be increased but not decreased (except for a decrease that is consistent with reductions taken generally by other executives of the General Partner). The employment agreement provides that Mr. Campbell will be provided with the opportunity to earn an annual cash bonus, 75% of which will be conditioned and determined on the attainment of personal performance goals and 25% of which will be conditioned and determined on the attainment of organizational performance goals, in each case as set by, and based on performance criteria established by, the compensation committee of the Board (the “Compensation Committee”). The employment agreement also provides that Mr. Campbell is eligible to receive awards under the Amended and Restated American Midstream GP, LLC Long Term Incentive Plan (the “LTIP”) as determined by the Compensation Committee of the Board.

The employment agreement provides for the payment of severance benefits following certain terminations of employment by the General Partner or the termination of employment for “Good Reason” (as defined in the employment agreement) by Mr. Campbell. If the executive’s employment is terminated by the General Partner other than for “Cause” (as defined in the employment agreement) or other than on Mr. Campbell’s death or disability, or if Mr. Campbell resigns for Good Reason, in each case during the term of the agreement, Mr. Campbell will have the right to a lump sum cash payment by the General Partner equal to his annual base salary in effect on the date of termination plus the amount of any bonus paid for the year preceding the year of termination. The severance benefit is conditioned on Mr. Campbell executing a release of claims in favor of the General Partner and its affiliates, including the Partnership.

The description of the employment agreement contained in this Item 5.02 is qualified in its entirety by reference to the full text of the employment agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

In conjunction with Mr. Campbell’s appointment, on April 12, 2012, the Board approved a grant of 10,000 phantom units to Mr. Campbell under the American Midstream GP, LLC Long-Term Incentive Plan (the “Plan”). A description of the Plan and the phantom units is contained in the Partnership’s prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, filed on July 27, 2011, and is incorporated into this Item 5.02 by reference.

Item 7.01 Regulation FD Disclosure

On April 16, 2012, the Partnership issued a press release announcing the appointment of Mr. Campbell. A copy of the press release is filed herewith with Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. See “Index to Exhibits” attached to this Current Report on Form 8-K, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Midstream Partners, LP

	By:	American Midstream GP, LLC,
its General Partner

Date: April 16, 2012	By:	/s/ William B. Mathews
	Name:	William B. Mathews
	Title:	Secretary, General Counsel and Vice President of Legal Affairs

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement, dated April 2, 2012, by and between American Midstream GP, LLC and Daniel C. Campbell.

99.1	Press release dated April 16, 2012.